Exhibit 10.8
BOB EVANS FARMS, INC.
AMENDED AND RESTATED 2010 EQUITY AND CASH INCENTIVE PLAN
RESTRICTED STOCK UNIT AND DIVIDEND EQUIVALENT RIGHT AWARD
Grant Date: September 4, 2015

Bob Evans Farms, Inc. (the “Company”) hereby grants the Participant an Other Stock-Based Award consisting of the following: (a) restricted stock units (“RSUs”) and (b) related dividend equivalent rights (“DERs”); subject to the terms and conditions described in the Amended and Restated Bob Evans Farms, Inc. 2010 Equity and Cash Incentive Plan (the “Plan”) and this Award (“Award”). Except as otherwise defined herein, capitalized terms used in this Award have the respective meanings set forth in the Plan.
1.    Time Based Restricted Stock Units.

(a)	Grant. The Company hereby grants you the number of RSUs specified on Appendix A, subject to the terms and conditions of the Plan and this Award.

(b)
Restricted Stock Unit Account. The Company will maintain an account (the “Account”) on its books in your name to reflect the number of RSUs awarded to you. The Account is for recordkeeping purposes only, and no assets or other amounts shall be set aside from the Company’s general assets with respect to such Account.

(c)
Restricted Period. The period prior to the vesting date with respect each RSU is referred to as the “Restricted Period.” Subject to the provisions of the Plan and this Award, unless vested or forfeited earlier as described in this Award, as applicable, your RSUs will become vested and be settled as indicated on the attached Appendix A.

(d)
Disability or Death. If during the Restricted Period you have a Termination of Service by reason of Disability or death, then any unvested RSUs will become vested and be settled as indicated on the attached Appendix A.

(e)
Retirement. If you have a Termination of Service by reason of Retirement (as defined in the Plan), then any unvested RSUs will continue to vest based on the original vesting schedule unless accelerated by the Board of Directors.

(f)
Involuntary Termination of Service. If during the Restricted Period you have a Termination of Service by reason of an involuntary (as determined by the Committee) Termination of Service not for Cause, or for Good Reason, then any unvested RSUs will immediately vest on your termination date.

(g) Other Termination of Service. If during the Restricted Period you have a Termination of Service by reason of voluntary quitting, resigning or retiring (i.e., leaving to retire but not as Retirement is defined in the Plan), or if you are terminated for Cause, or if you have a Termination of Service for any reason, as determined by the Committee, then you shall thereupon forfeit any RSUs that are still in a Restricted Period on your termination date.
(h)    Settlement of Vested RSUs. As promptly as practicable after the applicable Vesting Date, whether occurring upon your Separation from Service or otherwise, but in no event later than 60 days after the Vesting Date, the Company shall transfer to you one share of Common Stock for each RSU becoming vested at such time, net of any applicable tax withholding requirements in accordance with Section 7(b) below; provided, however, that, if you are a Specified Employee at the time of Separation from Service, then to the extent your RSUs are deferred compensation subject to Section 409A of the Code, settlement of which is triggered by your Separation from Service (other than for death), payment shall not be made until the date which is six months after your Separation from Service. Fractional shares shall be settled in cash at the same time as your shares of Common Stock are delivered.

(i)
Settlement Following Change in Control. If you have a Termination of Service by reason of Change of Control (as defined in the Plan), then upon the action of the Compensation Committee or the Board of Directors at such time, any unvested RSUs will continue to vest based on the original vesting schedule.

2.	Related DERs.

(a)
Each RSU entitles the Participant to receive one DER on the date the RSU is settled, as described herein. Each DER entitles the Participant to be credited with all of the cash dividends that are or would be payable with respect to the Share represented by the RSU to which the DER relates. Accumulated dividends credited pursuant to this Award shall be payable in cash, without interest, at such time as the RSU to which the DER relates is settled pursuant to this Award.

(b)
If dividends are paid in the form of shares of Common Stock rather than cash, then your Account will be credited with one additional RSU, as applicable, for each share of Common Stock that would have been received as a dividend had your outstanding RSUs been shares of Common Stock which additional RSU shall be payable, at such time as the RSU to which the DER relates is settled pursuant to this Award.

(c)	In the event that a RSU is forfeited pursuant to this Award, the related DER shall also be forfeited and the Participant shall have no right to payment of any accumulated dividend amounts or shares.

3.
Transfer Restrictions. Until a RSU or DER becomes vested the RSU or DER may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution. However, as described in Section 7(a), the Participant may designate a beneficiary to receive any Shares to be settled after the Participant dies.

4.
Award Subject to Recoupment Policy. If the Participant is an “executive officer” of the Company as defined in Rule 3b-7 under the Securities Exchange Act of 1934, then this Award is subject to the Bob Evans Farms, Inc. Executive Compensation Recoupment Policy (“Recoupment Policy”). The Award, or any amount traceable to the Award, shall be subject to the recoupment obligations described in the Recoupment Policy.

5.
Award Subject to Non-Competition and Confidentiality Policy. This Award is not subject to the Bob Evans Farms, Inc. Non-Competition and Confidentiality Policy and the Participant’s adherence to said Policy.

6.	Restrictive Covenants. Unless the Committee otherwise agrees in writing, any outstanding unvested RSUs or accruals related to the DERs under this Award will be forfeited if the Participant:

(a)
Serves (or agrees to serve) as an officer, director, manager, consultant or employee of any proprietorship, partnership, corporation or limited liability company or become the owner of a business or a member of a partnership or limited liability company that competes with any portion of the Company or an Affiliate’s business or renders any service to entities that compete with any portion of the Company or an Affiliate’s business;

(b)	Refuses or fails to consult with, supply information to, or otherwise cooperate with, the Company or any Affiliate after having been requested to do so; or

(c)	Deliberately engages in any action that the Committee concludes could harm the Company or any Affiliate.

7.	Other Terms and Conditions:

(a)
Beneficiary Designation. The Participant may name a beneficiary or beneficiaries to receive any cash or Shares to be paid or settled after the Participant’s death by completing a Beneficiary Designation Form in the form and manner required by the Committee and communicated in writing to the Participant. The

Beneficiary Designation Form does not need to be completed now and is not required to be completed as a condition of receiving this Award. However, if the Participant dies without completing a Beneficiary Designation Form or if the designation is ineffective for any reason, the Participant’s beneficiary will be the Participant’s surviving spouse or, if the Participant does not have a surviving spouse, the Participant’s estate.

(b)
Tax Withholding. The Company or an Affiliate, as applicable, shall have the power and right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to this Award. To the extent permitted by the Committee, in its sole discretion, this amount may be: (i) withheld from other amounts due to the Participant, (ii) withheld from the value of any Award being settled or any Shares transferred in connection with the exercise or settlement of an Award, (iii) withheld from the vested portion of any Award (including shares transferable thereunder), whether or not being exercised or settled at the time the taxable event arises, or (iv) collected directly from the Participant. Subject to the approval of the Committee, the Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding if such Shares are not otherwise distributable at the time of the withholding, provided that the Participant has a vested right to distribution of such Shares at such time. All such elections shall be irrevocable and made in writing or per an online or web based system used by the Company, and shall be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

(c)
Governing Law. This Award will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the State of Ohio except to the extent that the Delaware General Corporation Law is mandatorily applicable.

(d)
Other Agreements. This Award will be subject to the terms of any other written agreements between the Participant and the Company to the extent that those other agreements do not directly conflict with the terms of the Plan or this Award.

(e)
Award Subject to the Plan. This Award is subject to the terms and conditions described in this Award and the Plan, which is incorporated by reference into and made a part of this Award. The Plan as it may be amended from time to time is incorporated into this Award by this reference. In the event of a conflict between the terms of the Plan and the terms of this Award, the terms of the Plan will govern. The Committee has the sole responsibility of interpreting the Plan and this Award, and its determination of the meaning of any provision in the Plan or this Award shall be binding on the participant. Capitalized terms that are not defined in this Award have the same meaning as in the Plan.

(f)
No Rights as Shareholder. You have no rights as a shareholder of the Company with respect to the RSUs or DERs until such time as the Common Stock issued in settlement has been recorded in your name in book entry form. Until that time, you shall not have any shareholder rights.

(g)
Rejection. The Participant may reject this Award and forfeit the Award by notifying the Company or its designee, in the manner prescribed by the Company and communicated to the Participant, within 30 days after the Grant Date. If this Award is rejected pursuant to this Section7(g), the RSUs and DERs evidenced by this Award shall be forfeited, and neither the Participant nor the Participant’s heirs, executors, administrators and successors shall have any rights with respect thereto.

APPENDIX A

1.	Name of Participant: Doug N. Benham

2.	Grant Date: September 4, 2015 (the “Grant Date”)

3.	Restricted Stock Units (RSUs): 21,000

4.	RSU Vesting Schedule:

A.	45% on August 24, 2016, being at least 9,450 shares as may be increased by dividends reinvested in shares of the Company stock (“2016 Tranche”);

B.	55% on August 24, 2017, being at least 11,550 shares as may be increased by dividends reinvested in shares of the Company stock (“2017 Tranche”);

subject, in each case, to Participant’s/Executive’s continued employment with the Company as Executive Chair through the applicable vesting date.

C.
If Participant/Executive is Executive Chair and he dies or becomes Disabled before the 2016 Tranche vests, the 2016 Tranche would immediately vest at the time of termination, and he would forfeit the 2017 Tranche. If Participant /Executive is Executive Chair and he dies or becomes Disabled after the 2016 Tranche vests but before the 2017 Tranche vests, the 2017 Tranche would immediately vest at the time of termination.

D.
The award is subject to the terms and conditions related to the award provided in the Employment Agreement dated August 27, 2015 between the Company and the Participant/Executive (“Employment Agreement”), and specifically, but not limited to, the provisions of Section 7 dealing with the termination of employment by Death, Disability, for Cause, Without Cause or for Good Reason, or Voluntary Termination, and the impact of such termination events on this award. The terms of the Employment Agreement are hereby incorporated by reference herein as if fully written out, and in the event of a conflict between the terms of this award and the Employment Agreement, the Employment Agreement shall control.